Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-257929 Dated November 16, 2021

 Investor Presentation  November 2021

 Disclaimer  2  FinWise Bancorp (“FinWise,” “we,” “us,” or the “Company”) has filed a registration statement (including a prospectus, which is preliminary and subject to completion) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates. Before you invest in any securities, you should read the prospectus in that registration statement and other documents FinWise has filed or will file with the SEC for more complete information about FinWise and the offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, FinWise, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Piper Sandler & Co., 1251 Avenue of the Americas, Attn: Syndicate Department, by emailing PSCsyndicate@psc.com or by telephone at 1-866-805-4128 or Stephens Inc. by emailing prospectus@stephens.com or by telephone at 1-800-643-9691. This presentation does not constitute or form a part of the registration statement for the proposed offering to which this presentation relates and does not constitute an offer to sell securities, and FinWise is not soliciting an offer to buy securities in any jurisdiction where such offer or sale is not permitted. Neither the SEC nor any state securities commission has approved or disapproved of the securities of FinWise or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. Except as otherwise indicated, this presentation speaks as of the date hereof.FinWise’s common stock is not a deposit or savings account of FinWise’s bank subsidiary and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.This presentation has been prepared by FinWise solely for informational purposes to assist interested parties in making their own evaluation of FinWise. It does not purport to contain all of the information that may be relevant. In all cases, interested parties should conduct their own investigation and analysis of FinWise and the data set forth in this presentation and other information provided by or on behalf of FinWise. The contents of this presentation should not be construed as investment, legal or tax advice. Forward-looking statements and other informationThis presentation contains forward-looking statements about the Company. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. The inclusion of these forward-looking statements should not be regarded as a representation by us, the underwriters or any other person that such expectations, estimates and projections will be achieved. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. All information contained herein speaks only as of the date of this presentation, except where information is stated to be presented as of a specific date. The information presented or contained in this presentation is subject to change without notice. The Company undertakes no duty to update or revise the information contained herein, publicly or otherwise, including any forward-looking statements, except as required by law. Neither the delivery of this presentation nor any further discussions of the Company, any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or the underwriters with any of the recipients shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since that date. Market and industry dataThis presentation includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market positon, market opportunity, and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publically available information, industry reports and publications, surveys, our clients, trade and business organizations and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research. In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While we believe the estimated market and industry data included in this presentation are generally reliable, such information, which is derived in part from management’s estimates and beliefs, is inherently uncertain and imprecise.Non-GAAP financial measuresSome of the financial measures included in this presentation are not measures of financial performance recognized by generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are “tangible shareholders’ equity,” “tangible book value per share,” and “efficiency ratio.” Our management uses these non-GAAP financial measures in its analysis of our performance. We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these measures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use. A reconciliation of such non-GAAP financial measures to the most closely related GAAP financial measures is included in the Appendix to this presentation. Trademarks“FinWise” and its logos and other trademarks referred to and included in this presentation belong to us. Solely for convenience, we refer to our trademarks in this presentation without the ® or the ™ or symbols, but such references are not intended to indicate that we will not fully assert under applicable law our trademark rights. Other service marks, trademarks and trade names referred to in this presentation, if any, are the property of their respective owners, although for presentational convenience we may not use the ® or the ™ symbols to identify such trademarks.

 Issuer  FinWise Bancorp  Exchange / Ticker  NASDAQ / FINW  Base Shares Offered  3,181,818 Common Stock (100% primary)  Underwriters’ Option  15% (all primary shares)  Filing Range  $10.00 - $12.00 per share  Base Offering Size  Approximately $35.0 million¹  Use of Proceeds  Fund organic growth, continue the buildout of operating infrastructure, and for generalcorporate purposes, which could include future acquisitions, maintenance of requiredregulatory capital levels and other growth initiatives  Lock-Up  180 days for executive officers and directors and certain other current shareholders  Joint Book-Running Managers    Offering Summary  Based on the midpoint of the filing range and excluding the underwriters’ overallotment option  3

 Our Leadership Team  4  Over 130 Years of Combined Banking Experience   Kent Landvatter CEO / President   Javvis Jacobson CFO / EVP   Jim Noone CCO / EVP   Dawn Cannon COO / EVP   Michael O’Brien CCO / CRO / EVP  Mr. Landvatter joined FinWise and its wholly-owned Utah state-chartered banking subsidiary, FinWise Bank (the “Bank”), in September 2010 as the President and Chief Executive Officer. Mr. Landvatter has over 40 years of financial services and banking experience, including experience with distressed banks and serving as the president of two de novo banks, Comenity Capital Bank and Goldman Sachs Bank, USA. Mr. Landvatter is the largest beneficial owner at 9.7%.  Mr. Jacobson joined the Bank in March 2015 as the Executive Vice President and Chief Financial Officer. Mr. Jacobson has over 20 years of financial services experience, including at Deloitte, where he served for several years managing audits of financial institutions. Mr. Jacobson also served for several years as the Chief Financial Officer of Beehive Credit Union.   Ms. Cannon joined the Bank in March 2020 as the Senior Operating Officer and was named Executive Vice President and Chief Operating Officer in July 2020. Ms. Cannon has over 17 years of banking experience, including serving as the Executive Vice President of Operations of EnerBank, an industrial bank that focused on lending programs similar to our POS lending program, where she was instrumental in building it from 23 to 285 full time employees and from $10 million to $1.4 billion in total assets.   Mr. Noone joined the Bank in February 2018 and was named Executive Vice President and Chief Credit Officer in June 2018. Mr. Noone has 20 years of financial services experience including commercial and investment banking as well as private equity. Prior to joining the Bank, Mr. Noone served as Executive Vice President of Prudent Lenders, an SBA service provider from 2012 to 2018.   Mr. O’Brien joined the Bank in September 2021 as Executive Vice President, Chief Compliance and Risk Officer and Corporate Counsel. Mr. O’Brien has over 20 years of legal, compliance and risk management experience in financial services. Mr. O’Brien also previously served as Chief Compliance Officer of EnerBank USA, a Utah industrial bank. He is currently licensed to practice law in Utah and Washington, D.C.    David Tilis CSO / SVP  Mr. Tilis joined the Bank in March 2016 as a Vice President and Director of Specialty Lending and now serves as the Chief Strategy Officer and Senior Vice President. Mr. Tilis has over 15 years of financial services experience, including serving as a Vice President of Cross River Bank overseeing SBA lending and playing a significant role in strategic relationships.

FRANCHISE SNAPSHOT

FinWise Bancorp is a fast-growing, Utah-based bank holding company that leverages strategic relationships with third-party loan origination platforms, proprietary loan analytics technology, a seasoned management team, and a strong and growing balance sheet to deliver superior rates of growth and profitability

Company Overview

- Incorporated in 2002 as the holding company for FinWise Bank, which was incorporated in 1999
- Manages nationwide strategic relationship programs (“Strategic Programs”) with third-party, tech-enabled loan origination platforms, that streamline the origination of unsecured consumer, and both secured and unsecured business loans
- Provides Small Business Administration (“SBA”) 7(a), commercial, commercial real estate, residential real estate and consumer loans
- FinView™ Analytics Platform (“FinView™”) is a proprietary technology developed by FinWise to enhance its ability to gather and interpret loan performance data and help identify attractive risk-adjusted market sectors, which anchors FinWise’s product offerings

Four Primary Lines of Business

- **Strategic Programs**
- **SBA 7(a) Lending**
- **Residential and Commercial Real Estate Lending**
- **Point of Sale (“POS”) Lending Program**

YTD 3Q ‘21 Financial Highlights[1,2]

Total Assets	**$338.3M**	**ROAE**	**49.8%**
Net Income	**$21.5M**	**ROAA**	**8.7%**

1) As of or for the nine months ended September 30, 2021
2) We calculate our average assets and average equity for a year by dividing the sum of our total asset balance or total shareholder’s equity balance, as the case may be, as of the beginning of the relevant year and at the end of the relevant year, and dividing by two. We calculate our average assets and average equity for a given period by dividing (a) the sum of our total asset balance or total shareholder’s equity balance, as the case may be, as of the close of business (i) at the beginning of the relevant reporting period and (ii) at the ending of the relevant reporting period, by (b) two

5

Exceptionally Profitable Growth

Implement New Strategy	*Execute New Strategy*	*Strong Profitability & Significant Tailwinds*
2010 Kent Landvatter becomes CEO; implements a strategy to improve asset quality and rolls out new business plan **2011** Launched POS Lending Program & Commercial Leasing Formulated tech & data strategy	**2014** Launched SBA 7(a) Lending **2016** Launched Strategic Programs Initiated development of FinView™ Analytics Platform technology **2017** Launched 4th Strategic Program service provider	**2019** Loan originations exceed $1.5 billion Launched 8th Strategic Program service provider **2020** Record net income of $11.2 million Loan originations of ~$2.6 billion **YTD 3Q 2021** Launched 10th and 11th Strategic Programs Loan originations in excess of ~$4.3 billion



(18.8%)
(14.3%)
(5.0%)
2.4%
1.5%
9.0%
12.5%
21.3%
26.6%
36.9%
28.4%
49.8%
$32.4
$29.1
$28.0
$28.5
$31.1
$37.5
$47.3
$65.0
$116.1
$177.1
$317.5
$338.3
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
3Q'21
Total Assets ($M)
Return on Average Equity

1) Total assets as of December 31, 2020 and September 30, 2021 include approximately $107.1 million and $2.3 million in PPP loans, respectively

Note: Annual period financial data represents the annual period ending December 31; 3Q '21 financial data represents the nine month period as of or ending September 30, 2021; we calculate our average equity for a year by dividing the sum of our total shareholder's equity balance as of the beginning of the relevant year and at the end of the relevant year, and dividing by two. We calculate our average equity for a given reporting period by dividing (a) the sum of our total shareholder's equity balance as of the close of business (i) at the beginning of the relevant reporting period and (ii) at the ending of the relevant reporting period, by (b) two

6

 Competitive Landscape  FinWise is Uniquely Positioned for Significant Growth and Profitability  7  Branch-Lite  P  O  P  Low Cost Funding  P  P  O  Tech-Driven Banking Solutions  P  O  O  Proprietary Data Analytics Platform  P  O  O  Robust Underwriting & Risk Management  P  P  O  Capital Efficient Business Model  P  O  P  Nationwide Lending Platform  P  O  P  Diversified Loan Portfolio / Revenue Streams  P  O  P  Flexible and Cutting-Edge API  P  O  O  Traditional Banks  Nonbank Financial Services

 Key Investment Highlights  As of November 12, 2021  8    Disciplined underwriting and compliance infrastructure designed to prudently facilitate a robust loan origination platform      Highly-profitable fintech lending model with compelling growth rates  Seasoned management team with considerable banking experience and a proven track record  Historically stable, relatively low-cost core deposits positioned to fund future growth  Diverse, scalable revenue stream achieved in business lines with attractive market opportunities  Proprietary FinView™ Analytics Platform, which includes an enterprise data warehouse, developed to enhance the gathering and interpretation of customer performance data                      Strong inside ownership with approximately 34%¹ of common stock currently held by directors and executive officers

Diverse Business Lines and Revenue Streams

Line of Business	What We Do	Balance Sheet Strategy	YTD 3Q '21 Gross Revenue Contribution
Strategic Programs	■ Originate consumer and commercial loans via third party platforms that use technology to streamline origination ■ Retain loans for several business days after origination; sell loan receivables or whole loans to the origination platform or other investors	■ Strategic Program must have a reserve deposit account ■ Mostly originate to sell ■ Selective increase in HFI is part of long-term strategy	64.3%
SBA 7(a) Lending	■ Leverage relationships with third parties to originate SBA 7(a) nationwide	■ Sell guaranteed portion at a premium ■ Expand SBA relationships to grow deposits and POS financing	23.8%
Residential and Commercial Real Estate Lending	■ Offer commercial and consumer banking in the greater Salt Lake City market via one branch location ■ Primarily residential, non-speculative construction loans	■ Originate for investment	2.5%
POS Lending Program	■ Offer loans to finance the purchase of retail goods and services ■ Loan applications are submitted at the point-of-sale through an online portal	■ Originate for investment	0.5%

Note: Financial data is for the nine months ending September 30, 2021; "Other" and "SBA PPP" income not included in YTD 3Q '21 Gross Revenue Contribution breakdown

9

 Retained Loan Portfolio Overview  Note: Financial data is as of or for the nine months ending September 30, 2021  10  YTD 3Q ‘21 Loan Originations  Loan Portfolio as of September 30, 2021  $249.2M

STRATEGIC PROGRAMS OVERVIEW

Business Line Differentiators

- Significant loan volume generated by origination service providers
- Strategic Program service providers serve as sub-servicers and perform typical primary servicing duties
- Every Strategic Program establishes a "reserve" deposit account with FinWise
- Extensive onboarding process and periodic due diligence to confirm service providers adherence to compliance standard

Revenue Model / Opportunities

- Interest Income HFS
- Interest Income HFI
- Minimum program fees
- Other Fees

3Q '21 Strategic Program Loans on Balance Sheet



Retained (HFI)
Held-For-Sale (HFS)
$87.9M
28.6%
71.4%

Historical Strategic Program Fees



Strategic Program Fees ($000s)
% of Noninterest Income
58.1%
64.0%
66.7%
$11,877
$8,866
$9,591
52.3%
$5,026
2018
2019
2020
YTD 3Q'21

Note: Annual period financial data represents the annual period ending December 31; 3Q '21 financial data represents the nine month period as of or ending September 30, 2021

11

Strategy Leverages Unique Position as Originating Bank

Scalable Lending Partner Strategy Supports Risk Diversification and Profitability

Strategic Service Provider Types

- Prime Consumer Programs
- Subprime Consumer Programs
- Commercial Programs
- Future Deposit Programs

Stringent partner selection criteria for risk diversity and consumer protection

Proprietary FinView™ Analytic Platform

Analytics-driven Application Programming Interface ("API") solution enables scalable growth and data optimization

Strategy

- Sell, retain or develop to maximize bank returns
- Greater diversification and less volatility than a monoline

Originate and <u>Sell</u> Assets

- Balance sheet light
- Fee income centric

Originate and <u>Retain</u>

- Use of Bank balance sheet
- Interest income centric
- Determined to be superior returns
- Offsets risk of fee income volatility

<u>Develop</u> through other Channels

- Bank pilot projects
- Interest income centric
- Determined to be superior returns

12

 Optimizing Returns through Ability to See Across Data Silos    13    2x  Insights derived throughFinView™ enable optimizing exposure by asset class and origination platform  x  Time on Books (months) by Vintage  Comparative Cumulative Charge-off Curves by Monthly Vintage

SBA 7(A) LENDING OVERVIEW

Business Line Differentiators

- Experienced management team
- Ability to analyze loan performance data
- Loan processing structure and ability to leverage relationship with Business Funding Group, LLC
- Strict underwriting, servicing and proactive collection policies

Revenue Model / Opportunities

Sell SBA guaranteed portions at premiums

Retain all servicing rights and the unguaranteed portion

Potential to cross-sell SBA customers

Active participant in the PPP in 2020
(98% forgiven as of 3Q '21)

3Q '21 SBA 7(a) Lending Balance Sheet Overview



Unguaranteed SBA 7(a)
Guaranteed SBA 7(a)
PPP
47.9%
1.8%
$125.2M
50.3%

Gain on Sale of Loans and SBA Loan Servicing Fees



Gain on Sale of Loans and Servicing Fees ($000s)
% of Noninterest Income
40.5%
34.4%
27.0%
$8,676
38.2%
$3,502
$4,774
$3,877
2018
2019
2020
YTD 3Q'21

Note: Annual period financial data represents the annual period ending December 31; 3Q '21 financial data represents the nine month period as of or ending September 30, 2021

14

 Residential and Commercial Real Estate Lending Overview    15  Products Overview  Consumer and commercial lending and deposit takingWell-disciplined credit underwritingConstruction lending with focus on single-family rental  Strategic Benefits  Historically stable and strong profitabilityHighly efficient use of deposits as low cost funding helps drive high margin lending  Branch-based Consumer and Commercial Community Bank Offers Strategic Benefits to Broader FinWise Business Lines  Branch Map  Business Line Differentiators  High-touch, relationship banking approach  All loans held on balance sheet  Focus on building a core deposit base

Point of Sale Lending Program Overview

Installment Loans Offer Significant Growth Opportunities

Product	• Unsecured Installment Loans • Interest bearing and 0% Interest (3, 6, 12 or 24 months)
Strategic Goals	• Support small business revenue growth • Profitably grow balance sheet
Merchant Details	• 50+ merchants across 16 states (and growing) • Home improvement, spa, musical instruments and other
Tech-Focus	• High degree of automation, loan application tracking, credit analysis loan approvals deploying a combination of FinView™, and “off-the-shelf” technology solutions
Growth Opportunities	• POS lending market is significant in size, presenting material upside for balance sheet expansion

16

Historical track record of strong asset quality

Key Highlights

- Recorded a $5.2 million provision for loan losses in the first two quarters of 2020 primarily for potential COVID-19-related losses
  - Zero provision taken in the third and fourth quarters of 2020 as COVID-19-related credit concerns subsided; $5.5M provision taken YTD Q3 '21
- 3.9% Allowance for Loan Losses / Total Loans as of September 30, 2021
- $7.3 million or 75.6% of the total allowance is allocated to the Strategic Program loans as of September 30, 2021
- SBA 7(a) portfolio significantly outperforms industry averages:
  - Cumulative charge-off rate of 0.2% versus 0.9% for the entire SBA 7(a) lending industry on average[1]

Net Charge-Offs By Line of Business



Strategic Programs
Commercial & Residential Real Estate
Consumer & Non-Real Estate Commercial
SBA
$163K
$2.5M
$3.6M
$2.1M
2018
2019
2020
YTD 3Q '21

NPAs & TDRs / Assets



0.1%
0.6%
0.5%
0.3%
2018
2019
2020
3Q '21

Allowance for Loan Losses / Total Loans



2.0%
3.3%
2.4%
3.9%
2018
2019
2020
3Q '21

(1) Based on data sets for the SBA beginning October 1, 2012 through September 30, 2021, SBA 7(a) loans made by the Bank have a charge-off rate of 0.2% versus 0.9% for the entire SBA 7(a) lending industry on average

Note: Annual period financial data represents the annual period ending December 31; 3Q '21 financial data represents the nine month period as of or ending September 30, 2021

17

 66.7% CAGR1  Significant Earnings Growth  Represents 2-year CAGR for the periods between December 31, 2018 and December 31, 2020Note: “Tangible book value per share” is defined as book value per share less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. We have not considered loan servicing rights as an intangible asset for purposes of this calculation. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated. Please see Appendix for GAAP to non-GAAP reconciliations. Annual period financial data represents the annual period ending December 31; 3Q ’21 financial data represents the nine month period as of or ending September 30, 2021  Tangible Book Value Per Share (Non-GAAP)  Net Income ($M)  18  Material earnings growth driven by revenue diversification via substantial increases in earning assets and origination volumes  History of significant, consistent tangible book value per share growth  47.0% CAGR

 Significant Balance Sheet Growth  Represents 3-year CAGR for the periods between December 31, 2017 and December 31, 2020Note: Annual period financial data represents the annual period ending December 31; 3Q ’21 financial data represents the nine month period as of or ending September 30, 2021  Total Deposits ($M)  Total Loans Outstanding Ex. PPP ($M)  Total Assets Ex. PPP ($M)  Total Loan Originations Ex. PPP Originations ($M)   19  51.6% CAGR  50.0% CAGR  55.0% CAGR  131.2% CAGR1

Growing Deposit Base

Total Deposits Breakdown ($M)



Strategic Program Deposits
SBA Customer Deposits
Branch Deposits
Institutional Deposits
Brokered Deposits
$94.8M
12.7%
26.7%
37.9%
0.8%
21.9%
$142.0M
11.2%
28.8%
27.0%
2.6%
30.4%
$164.5M
8.5%
13.5%
31.2%
4.2%
42.6%
$253.0M
20.7%
17.0%
21.3%
2.5%
38.5%
2018
2019
2020
3Q '21

Core Deposit Strategy Commentary

Branch Deposits

- Complementary source of funding solicited through relationship-driven teams & community-focused marketing

Strategic Program Deposits

- Recent growth in core deposits is principally driven by funds deposited through our Strategic Programs
- Require Strategic Program service providers to establish a reserve deposit account
- Protects FinWise in the event a purchaser of loan receivables originated through our Strategic Programs cannot meet its contractual obligation
- Reserve deposit account balances required are typically equal to total outstanding balance of loans held-for-sale related to the Strategic Program
- In addition to the reserve deposit account, certain Strategic Program relationships have opened operating deposit accounts

SBA 7(a) Deposit Program and Other

- To further expand funding options, in 2020, we piloted a new deposit product targeting SBA 7(a) customers
- FinWise may also pursue additional deposit gathering opportunities using our existing online and mobile banking products that provide ability to attract nationwide deposits

Note: Annual period financial data represents the annual period ending December 31; 3Q '21 financial data represents the nine month period as of September 30, 2021

20

 Top-Tier Profitability Performance  Note: “Efficiency ratio” is defined as total noninterest expense divided by the sum of net interest income and noninterest income. We believe this measure is important as an indicator of productivity because it shows the amount of revenue generated for each dollar spent. Please see Appendix for GAAP to non-GAAP reconciliations. According to the FDIC website, the data for all US Banks represents 5,406, 5,177 and 5,001 banks for 2018, 2019 and 2020 respectively. Annual period financial data represents the annual period ending December 31; 3Q ’21 financial data represents the nine month period as of or ending September 30, 2021. For ROAE and ROAA, we calculate our average assets and average equity for a given period by dividing the sum of our total asset balance or total shareholder’s equity balance, as the case may be, as of the beginning of the relevant period and at the end of the relevant period, and dividing by two  Efficiency Ratio (Non-GAAP)  Net Interest Margin  Return on Average Equity  Return on Average Assets  21

 Significantly Well-Capitalized  Note: Annual period financial data represents the annual period ending December 31; 3Q ’21 financial data represents the nine month period as of September 30, 2021; FinWise Bank has elected to opt into the Community Bank Leverage Ratio framework starting in 2020  22  Both FinWise Bancorp and FinWise Bank have consistently maintained regulatory capital ratios significantly above the federal “well-capitalized” regulatory standards

Capital Growth Strategy

Funding Would Enable Regulatory Capital and Competitive Strength to Fuel Strategic Growth

Primary Objectives

Continued Infrastructure Enhancement
Enables scalability, enhanced analytics and reporting

Growth Capital
Supports continued growth and potential acquisitions

Competitive Strength
Enables larger balance sheet to attract new partnerships, develop products, and support growth

Business Strategy Examples

Strategic Programs
Retain paper on balance sheet for further risk mitigation and future cross-sell opportunities

SBA 7(a) Lending
Grow organizational resources to increase originations

POS Lending Program
Explore new verticals

FinView™
Continue building technology and analytics engine to drive long-term business strategies

23

 Key Investment Highlights  As of November 12, 2021  24    Disciplined underwriting and compliance infrastructure designed to prudently facilitate a robust loan origination platform      Highly-profitable fintech lending model with compelling growth rates  Seasoned management team with considerable banking experience and a proven track record  Historically stable, relatively low-cost core deposits positioned to fund future growth  Diverse, scalable revenue stream achieved in business lines with attractive market opportunities  Proprietary FinView™ Analytics Platform, which includes an enterprise data warehouse, developed to enhance the gathering and interpretation of customer performance data                      Strong inside ownership with approximately 34%¹ of common stock currently held by directors and executive officers

 Appendix

 Historical Consolidated Financial Statements  26  Balance Sheet  Income Statement

 GAAP to Non-GAAP Reconciliation  27  Tangible Shareholders’ Equity and Tangible Book Value Per Share  Efficiency Ratio  Note: “Tangible shareholders’ equity” is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity. We had no goodwill or other intangible assets as of any of the dates indicated. We have not considered loan servicing rights as an intangible asset for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated. Note: “Efficiency ratio” is defined as total noninterest expense divided by the sum of net interest income and noninterest income. We believe this measure is important as an indicator of productivity because it shows the amount of revenue generated for each dollar spent  Goodwill

Significant Success with PPP Program

FinWise leveraged its technology platform and strategic platform relationships…

- For full year 2020, originated 700 PPP loans for a total principal amount of $126.6 million (no additional PPP loans originated for the nine months ended September 30, 2021)
- As of September 30, 2021, PPP borrowers applied for and received forgiveness from the SBA for $124.2 million of PPP loan principal and made $0.2 million of principal payments leaving $2.3 million of PPP loan principal outstanding
- For the nine months ended September 30, 2021, recognized $1.8 million in PPP-related accreted deferred loan fees, $1.4 million of which were accelerated as a result of PPP loan forgiveness
- Short-term modifications related to COVID-19 not classified as troubled debt restructurings as of September 30, 2021 were $0.2 million

Paycheck Protection Program Overview[1]

Originations (#)	700
Principal Amount ($M)	$126.6
Total PPP Fees Recognized ($M)	$2.2
Deferred PPP Fees ($M)	NM

(1) Represents PPP financial metrics since Program inception as of September 30, 2021

28

 FinWise has Built a Highly Regarded Platform    29    2019#41 best-performing under $3B  2020#2 best-performing under $3B  Selected Rankings  2020#6 Largest Lender in NY  2020#8 Largest Lender in NJ  2018#12 best-performing under $3B  2017#3 best-performing under $1B  2019#9 Largest Lender in NY

FinView™ Analytics Platform: Buildout Drives Continued Scale

- 2017: Began using API to connect with Strategic Program service providers
- 2018: FinView™ used to analyze retention of selected Strategic Program loans
- 2020: Enhanced enterprise data warehouse to more efficiently capture loan origination and servicing data
- 2021: Continued build out of FinView's™ business analytics module; building an updated version of its API



2016
Strategic Program Service Providers: 1
2017
API v1
Strategic Program Service Providers: 4
2018
Manual credit insights
API v1
Strategic Program Service Providers: 7
2019
Manual credit insights
API v1
Strategic Program Service Providers: 9
2020
Enterprise Data Warehouse
Manual credit insights
API v1
Strategic Program Service Providers: 8
2021
API v2
Enterprise Data Warehouse
Manual credit insights
API v1
Strategic Program Service Providers: 11+
2022+
Machine Learning and AI
Business Intelligence Analytics
API v2
Enterprise Data Warehouse
Manual credit insights
API v1
Strategic Program Service Providers: 11+

The compilation of millions of loan origination and servicing data points creates deep insights that drive more informed decision-making across asset classes, and enables more efficient product launches

Near-term strategic priority; timing of product development dependent on a number of factors, including timing for new hires

30

Board of Directors

Name	Title	Current / Prior Experience
Russell F. Healey, Jr.	Chairman of the Board	CFO and COO of Feature Films for Families Sole owner of the Healey Company
Howard I. Reynolds	Vice Chairman of the Board	Member of Board since inception Founding investor of Element Solar Energy
Kent Landvatter	President, CEO and Director	President, CEO and Director of FinWise
James N. Giordano	Director	CEO of Cambridge Medical Funding Group LLC and Care Cap Plus LLC
Thomas E. Gibson, Jr.	Director	Bank and Credit Union Examiner at the Utah Department of Financial Institutions
Lisa Ann Nievaard	Director	General manager of franchise leadership at Coca-Cola North America
Jeana Hutchings	Director	Diversified Insurance Group founder and partner
Gerald E. Cunningham	Director	Member of Board since inception Purchasing Manager at Goldcrest Homes

Director & Executive Officer Beneficial Ownership: 33.6%[1]

(1) As of November 12, 2021

31